Exhibit 10.3

EXECUTION COPY

SECOND AMENDMENT TO
ASSET PURCHASE AGREEMENT

This Second Amendment, dated as of August 5, 2003 (this “Amendment”), to the Asset Purchase Agreement, dated as of June 12, 2003, as amended (the “Agreement”), each by and among ANC Rental Corporation, a Delaware corporation (“Seller”), the Subsidiaries set forth on the signature page hereto (Seller and such Subsidiaries collectively referred to as the “Debtors”), CAR Acquisition Company LLC, a Delaware limited liability company (“Purchaser”), Cerberus Capital Management, L.P., a Delaware limited partnership (“CCM”) and, solely with respect to Section 2.5, Lehman Commercial Paper Inc., a New York corporation (“Lehman”).

WHEREAS, the parties to the Agreement desire to enter into this Amendment to amend certain provisions of the Agreement, as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the parties hereto hereby agree as follows:

Section 1.               Capitalized Terms. All capitalized terms used in this Amendment and not otherwise defined herein shall have their respective meanings set forth in the Agreement.

Section 2.               Amendments.

Section 2.1.            Purchase Price. Section 2.5(e)(iii)(B) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(B)         If the Closing Date Amount exceeds the Determination Date Amount, the Closing Escrow Deposit shall be returned to Purchaser, and Debtors shall pay Purchaser from other funds an amount in immediately available same day funds equal to the amount by which the Closing Date Amount exceeds the Determination Date Amount, together with interest on such amount at the Interest Rate from the Closing Date to the date of the payment of such amount to Purchaser.”

Section 2.2.            Termination. Section 7.1(a) of the Agreement is hereby amended as follows:

(a) The word “or” is deleted after the end of clause (x) and inserted at the end of clause (xi).

(b) New clauses (xii), (xiii) and (xiv) are added at the end of Section 7.1(a) as follows:

“(xii)        by Purchaser if as of the Closing Date either (a) (i) the Amendment ( as defined in that that certain term sheet, dated as of August 4, 2003, between MBIA and Purchaser (the “MBIA Term Sheet”)) shall not have become effective, and (ii) it has not received a commitment letter consistent in all material respects with the financial terms of the MBIA Term Sheet from either MBIA or another financial bond insurer reasonably satisfactory to Purchaser, and in each case otherwise on terms and conditions reasonably satisfactory to Purchaser, and all ancillary agreements and documentation related thereto, or (b) if the Amendment shall not have become effective, Purchaser has not received one or more executed and delivered commitment letters for fleet financing from financial bond insurers and other financial institutions reasonably satisfactory to Purchaser on terms and conditions reasonably satisfactory to Purchaser and all ancillary agreements and documentation related thereto, in case of clause (a) and clause (b), all in form and substance satisfactory to Purchaser in its reasonable discretion;

(xiii)         by Purchaser, if either (x) the commitment letter, dated July 28, 2003, of Lehman Brothers Inc. (“Lehman Brothers”) and CDC IXIS Capital Markets North America Inc. (“CDC”) to CCM has been terminated or expired (other than as a result of a material breach thereof by Purchaser or CCM or, except if Lehman Brothers or CDC (but not both) terminates such commitment letter and the non-terminating entity agrees to assume the obligations of the terminating entity under such commitment letter) or (y) as of the Closing Date the conditions precedent set forth in paragraphs 4(b)-(i), 4(n) and 4(p)-(q) in such commitment letter (“Conditions”) have not been either satisfied or waived by Lehman Brothers and CDC (provided that this termination right shall not apply if Lehman Brothers or CDC (but not both) waives all of the Conditions not satisfied and the waiving entity agrees to assume the obligations of the non-waiving entity under such commitment letter).

(xiv)        by Purchaser if as of the Closing Date (a) General Motors Acceptance Corporation (“GMAC”) has not executed and delivered definitive financing documents on terms consistent in all material respects with the terms of that certain commitment letter dated July 24, 2003, from GMAC to Vanguard Car Rental USA Inc. (“Vanguard”) and made available to Vanguard up to $800 million of financing and (b) Daimler Chrysler Services North America LLC (“DaimlerChrysler”) has not executed and delivered definitive financing documents on terms consistent in all material respects with the terms of that certain commitment letter, dated August 4, 2003, from DaimlerChrysler to Vanguard and made available to Vanguard up to $800 million of financing.”

Section 2.2             Termination Fee. Section 5.7(g) of the Agreement is hereby amended as follows:

(a) Clause (1) of the proviso in the first sentence is deleted and replaced in its entirety to read as follows:

“(1) if Purchaser terminates this Agreement pursuant to Section 7.1(a)(vi), the proviso to Section 7.1(a)(viii)(3), Section 7.1(a)(ix), Section 7.1(a)(x), Section 7.1(a)(xii), Section 7.1(a)(xiii) or Section 7.1(a)(xiv);”

Section 3.               Miscellaneous.

Section 3.1.            Governing Law. This Amendment shall be governed by and construed, interpreted and enforced first in accordance with and governed by the Bankruptcy Code and the applicable case law under the Bankruptcy Code and, to the extent that the Bankruptcy Code and the applicable case law under the Bankruptcy Code do not address the matter at hand, then this Amendment shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware applicable to contracts entirely made and performed there.

Section 3.2.            Severability. The provisions of this Amendment are severable, and in the event that any one or more provisions are deemed invalid, illegal or unenforceable by any rule of law or public policy the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Amendment to become adverse to any party.

Section 3.3.            Headings. The section and paragraph headings and table of contents contained in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

Section 3.4.            Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.5.            Full Force and Effect. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms and the parties shall prepare a composite of the Agreement and this Amendment.

Section 3.6             Entire Agreement. The Agreement (including the Schedules and Exhibits thereto), this Amendment (including the exhibits hereto) and the Confidentiality Agreement set forth the entire agreement and understanding between the parties and supersede any prior agreement or understanding, written or oral, relating to the subject matter of the Agreement.

Section 3.7             Successors and Assigns; Binding Effect. This Amendment shall bind and inure to the benefit of Debtors, on one hand, and to CCM and Purchaser, on the other hand, and their respective successors, transferees and assigns. Purchaser, without the consent of Debtors, may assign all or any portion of its rights and obligations hereunder, in whole or in part, to any one or more of its wholly-owned subsidiaries or Affiliates.

Section 3.8             No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Amendment. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Amendment.

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, each party has caused this Amendment to be duly executed on its behalf by its duly authorized officer as of the date first written above.

PURCHASER:

CAR ACQUISITION COMPANY LLC

By:	/s/Lenard Tessler
Name:	Lenard Tessler
Title:	Senior Managing Director

CERBERUS CAPITAL MANAGEMENT, L.P.

By:	/s/Lenard Tessler
Name:	Lenard Tessler
Title:	Senior Managing Director

SELLER:

ANC RENTAL CORPORATION

By:	/s/Howard D. Schwartz
Name:	Howard D. Schwartz
Title:	Sr. Vice President

OTHER DEBTORS:

Alamo International Sales, Inc.
Alamo Rent-A-Car Management, LP
Alamo Rent-A-Car, LLC
ANC Aviation, Inc.
ANC Collector Corporation
ANC Financial Corporation
ANC Financial GP Corporation
ANC Financial Properties LLC
ANC Financial LP
ANC-GP, Inc.
ANC Information Technology, Inc.
ANC Information Technology Holding, Inc.
ANC Information Technology, L.P.
ANC IT Collector Corporation
ANC Management Services Corporation
ANC Management Services LP
ANC Payroll Administration, LLC
ANC-TM Management LP
ARC-GP. Inc.
ARC-TM. Inc.
ARC-TM Properties LLC
ARG Reservation Services, LLC
ARI Fleet Services, Inc.
Auto Rental Inc.
Car Rental Claims, Inc.
Claims Management Center, Inc.
Guy Salmon USA, Inc.
Liability Management Companies Holding, Inc.
National Car Rental Licensing, Inc.
National Car Rental System, Inc.
NCR Affiliate Servicer Properties LLC
NCR Affiliate Servicer, Inc.
NCRAS Management, LP
NCRAS-GP, Inc.
NCRS Insurance Agency, Inc.
Post Retirement Liability Management, Inc.
Rental Liability Management Holdings, LLC
Rental Liability Management, Inc.
Republic Fiduciary, Inc.
Republic Guy Salmon Partner, Inc.
Spirit Leasing, Inc.
Spirit Rent-A-Car
SRAC Management, LP
SRAC-GP, Inc.
SRAC-TM, Inc.

By:	/s/Howard D. Schwartz
Name:	Howard D. Schwartz
Title:	Sr. Vice President

As to Section 2.5 Only
LEHMAN COMMERCIAL PAPER INC.

By:	/s/James P. Seery, Jr.
Name:	James P. Seery, Jr.
Title:	Authorized Signatory